FILED PURSUANT TO RULE 433
REGISTRATION STATEMENT NUMBER 333-217876
March 21, 2018

Nordic Investment Bank

USD  500,000,000 2.50% Global Notes due April 28, 2020

Final Term Sheet

Final Terms and Conditions as of March 21, 2018

Issuer:	Nordic Investment Bank (NIB)
Anticipated Ratings:	Aaa by Moody’s Investor Service AAA by Standard & Poor’s
Size:	USD 500,000,000 SEC Registered Global
Coupon:	2.50% per annum, on a semi-annual basis
Interest Payment Dates:	April 28 and October 28 in each year, starting on April 28, 2018 up to and including the Maturity Date. The initial interest period will be a short interest period.
Maturity Date:	April 28, 2020
Settlement Date:	March 28, 2018
Public Offering Price:	99.796%
Benchmark:	UST 2.25% due February 2020
Benchmark Yield:	2.349%
Managers:	Merrill Lynch International, RBC Capital Markets, LLC and The Toronto-Dominion Bank
Denominations:	USD 200,000 and integral multiples of USD 1,000 thereafter
CUSIP / ISIN:	65562QBJ3/ US65562QBJ31

The Notes are expected to be listed on the Regulated Market of the Luxembourg Stock Exchange.

The following information of Nordic Investment Bank and regarding the securities is available from the SEC’s website and accompanies this free writing prospectus:

https://www.sec.gov/Archives/edgar/data/357024/000119312518085422/0001193125-18-085422-index.htm

https://www.sec.gov/Archives/edgar/data/357024/000119312517309246/0001193125-17-309246-index.htm

https://www.sec.gov/Archives/edgar/data/357024/000119312517166745/0001193125-17-166745-index.htm

https://www.sec.gov/Archives/edgar/data/357024/000119312516586467/0001193125-16-586467-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000119312515184978/0001193125-15-184978-index.htm

https://www.sec.gov/Archives/edgar/data/357024/000119312517166764/0001193125-17-166764-index.htm

https://www.sec.gov/Archives/edgar/data/357024/000090342317000360/0000903423-17-000360-index.htm

https://www.sec.gov/Archives/edgar/data/357024/000119312517184518/0001193125-17-184518-index.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch International at +44-20-7995-3966, RBC Capital Markets, LLC at +1-212-618-7706 and The Toronto-Dominion Bank at +44 207 628 2262.

MiFID II professionals/ECPs-only – Manufacturer target market (MIFID II product governance) is eligible counterparties and professional clients only (all distribution channels).

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.